As filed with the Securities and Exchange Commission on April 8, 2021.

Registration No. 333-233298

Registration No. 333-161467

Registration No. 333-122532

Registration No. 333-100539

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement No. 333-233298

Post-Effective Amendment No. 1 to Registration Statement No. 333-161467

Post-Effective Amendment No. 1 to Registration Statement No. 333-122532

Post-Effective Amendment No. 1 to Registration Statement No. 333-100539

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FAUQUIER BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-1288193
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Courthouse Square Warrenton, Virginia	20186
(Address of principal executive offices)	(Zip code)

Fauquier Bankshares, Inc. Amended and Restated Stock Incentive Plan

Fauquier Bankshares, Inc. Stock Incentive Plan

Fauquier Bankshares, Inc. 2005 Employee Stock Purchase Plan

Non-Employee Director Stock Option Plan

The Omnibus Stock Ownership and Long Term Incentive Plan

Director Deferred Compensation Plan

(Full title of the plan)

Donna G. Shewmake

General Counsel, Executive Vice President and Secretary

Virginia National Bankshares Corporation

404 People Place

Charlottesville, Virginia 22911

(Name and address of agent for service)

(434) 817-8621

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”):

•

Registration Statement No. 333-233298, pertaining to the registration and sale of 350,000 shares of common stock of Fauquier Bankshares, Inc. (the “Company”) in connection with the Fauquier Bankshares, Inc. Amended and Restated Stock Incentive Plan.

•	Registration Statement No. 333-161467, pertaining to the registration and sale of 350,000 shares of common stock of the Company in connection with the Fauquier Bankshares, Inc. Stock Incentive Plan.

•

Registration Statement No. 333-122532, pertaining to the registration and sale of 100,000 shares of common stock of the Company in connection with the Fauquier Bankshares, Inc. 2005 Employee Stock Purchase Plan.

•

Registration Statement No. 333-100539, pertaining to the registration and sale of 785,280 shares of common stock of the Company in connection with the Non-Employee Director Stock Option Plan (105,280 shares), The Omnibus Stock Ownership and Long Term Incentive Plan (580,000 shares), and the Director Deferred Compensation Plan (100,000 shares).

On April 1, 2021, pursuant to the Agreement and Plan of Reorganization, dated as of September 30, 2020, by and between Virginia National Bankshares Corporation (“VABK”) and the Company, and a related Plan of Merger, the Company was merged with and into VABK (the “Merger”). As a result of the Merger, the Company ceased to exist as of 12:01 a.m. on April 1, 2021.

As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, VABK (as successor to the Company) hereby terminates the effectiveness of the Registration Statements and removes from registration the securities of the Company registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlottesville, Commonwealth of Virginia, on this 8th day of April, 2021.

VIRGINIA NATIONAL BANKSHARES CORPORATION
(as successor to Fauquier Bankshares, Inc.)

By:	/s/ Tara Y. Harrison
Tara Y. Harrison Executive Vice President and Chief Financial Officer

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